Exhibit (d)(20)

Schedule A

Trusts and Portfolios Covered by the Master International Fixed-Income Research Agreement, dated as of October 1, 2003 between

Fidelity International Investment Advisors

and

Fidelity Investments Money Management, Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Solely for purposes of Section 3 ("Compensation") of the Agreement, the following funds are deemed listed on Schedule A:

Name of LLC	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios II LLC	1-3 Year Duration Securitized Bond Central Fund	Fixed-Income	7/20/2006
Fidelity Central Investment Portfolios II LLC	2-5 Year Duration Securitized Bond Central Fund	Fixed-Income	7/20/2006
Fidelity Central Investment Portfolios II LLC	Corporate Bond 1-5 Year Central Fund	Fixed-Income	7/20/2006
Fidelity Central Investment Portfolios II LLC	Corporate Bond 1-10 Year Central Fund	Fixed-Income	7/20/2006
Fidelity Central Investment Portfolios II LLC	Mortgage Backed Securities Central Fund	Fixed-Income	7/20/2006

Agreed and Accepted

as of August 1, 2007

Fidelity Investments	Fidelity International Investment Advisors
Money Management, Inc.

By: /s/JS Wynant By: /s/Allan Pelvang
Name: JS Wynant Name: Allan Pelvang

Title: Treasurer Title: Director